Exhibit 10.2

April 6, 2012

James B. Jenkins

365 Canal Street

Suite 2900

New Orleans, LA 70130

Dear Jim:

On April 6, 2012 (the “Grant Date”), the Compensation Committee (the “Committee”) of the Board of Directors of Westway Group, Inc. (the “Company”) granted to you a Non-Qualified Stock Option to purchase 250,000 shares of the Company’s Class A Common Stock (“Common Stock”), at a per share exercise price of $5.55 (the “Award” or the “Option”) pursuant to the Westway Group, Inc. 2010 Incentive Compensation Plan (the “Plan”). Your Award is subject to the terms and conditions of the Plan (which are incorporated herein by reference) and this letter agreement (the “Agreement”). In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them by the Plan. The number of shares subject to the Option and the per share exercise price are subject to adjustment as provided in Section 13 of the Plan.

The Option is fully vested as of the Grant Date and may be exercised by you at any time on or prior to the “Expiration Date” (as defined below) upon written notice to the Company of such exercise and your payment of the exercise price in full at the time of exercise. To the extent not exercised by the Expiration Date, the Option shall terminate and be forfeited with no consideration due to you. Any shares of Common Stock acquired upon exercise of the Option will be either issued in certificate form or in book entry form, as determined by the Committee, and will be registered in your name with such legends as the Committee deems appropriate.

The exercise price for any shares of Common Stock to be acquired upon the exercise of the Option shall be paid either (a) in cash or by check at the time the Option is exercised, (b) at the discretion of the Committee, by delivery to the Company of other shares of Common Stock (subject to such requirements as may be imposed by the Committee), (c) at the discretion of the Committee, by directing the Company to reduce the number of shares of Common Stock to be acquired upon the exercise of the Option by a whole number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the aggregate exercise price or (d) at the discretion of the Committee, in any combination of the foregoing.

For purposes of this Agreement:

•

“Cause” means the commission of acts of gross negligence, gross misconduct, fraud, theft, or misappropriation against the Company, breach of fiduciary duty, failure to follow the lawful directions of the Board or the conviction of a felony under the law.

•

“Disability” means your inability to perform the essential duties and responsibilities of your job with reasonable accommodation, for a continuous period of 90 days or more, or for 120 days or more in a 12 month period, due to a physical or mental condition, as determined by the Committee in good faith

•	“Expiration Date” means the earliest to occur of (w) October 6, 2012, (x) in the event that your employment with the Company is terminated by you for any reason or by the Company for

Cause, the date of such termination of employment, (y) in the event that your employment is terminated by the Company without Cause, the date that is 30 days after the date of such termination of employment and (z) in the event that your employment is terminated by the Company due to your Disability or due to your death, the date that is 60 days after the date of such termination of employment. Notwithstanding the foregoing, in connection with a Change in Control occurring prior to the expiration of the Option, the Committee may, in its sole discretion, take any of the following actions: (a) terminate the Option immediately prior to the occurrence of a Change in Control (to the extent not previously exercised), (b) terminate the Option in exchange for a cash payment equal to the excess, if any, of the aggregate Fair Market Value of the Common Stock underlying the unexercised portion of the Option at the time of the Change in Control over the aggregate exercise price of such unexercised portion of the Option (which cash payment shall be net of applicable withholding taxes), (c) where the Company is not the surviving corporation, cause the surviving corporation to assume the Option or replace it will a substantially equivalent option or (d) take such other action as the Committee determines to be appropriate.

Prior to your exercise of any portion of the Option, you shall not have the rights and benefits of a holder of Common Stock, including but not limited to the right to vote or receive dividends paid, with respect to any shares of Common Stock subject to the Option. After you exercise a portion of your Option and receive the applicable shares of Common Stock, you shall have the same rights and benefits as any other holder of Common Stock with respect to the shares of Common Stock received upon such exercise. Notwithstanding the foregoing, you may not transfer any shares of Common Stock acquired upon the exercise of the Option at any time during your employment with the Company without the prior approval of the Board (with any approved transfer being subject to insider trading rules and Company policy); provided, however, that prior approval of transfers shall not be required with respect to gratuitous transfers to (x) an ascendant, descendant or a sibling or (y) a trust for the benefit of any one or more persons described in clause (x).

As a condition to the exercise of the Option, you must make appropriate arrangements with the Company with respect to all withholding taxes due in connection with such exercise. Such withholding taxes may be paid (a) in cash or by check, (b) at the discretion of the Committee, by directing the Company to withhold a whole number of shares of Common Stock that would otherwise be received upon such exercise having a Fair Market Value on the date of exercise equal to the withholding taxes due or (c) at the discretion of the Committee, in any combination of the foregoing. In the event that no such arrangements are made, the Company may use the method described in clause (b) (or such other method that it deems appropriate) to satisfy such withholding taxes. Any withholding in shares of Common Stock shall occur at the minimum required withholding rates.

In the event that any payments or benefits owed to you under this Agreement or otherwise (when combined with any other payments or benefits owed to you) would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company, then the payments and benefits owed to you shall be reduced by the minimum amount necessary to eliminate the application of such excise tax. Any such reduction in payments and benefits shall be applied first against any scheduled cash payments (reduced in the order of latest scheduled payments to earliest scheduled payments); second against any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value, with the highest value reduced first; third against any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth against any other non-cash benefits (reduced in the order of the latest scheduled benefit to the earliest scheduled benefit).

The Company may impose any conditions on the Award it deems necessary or advisable to ensure compliance with the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares pursuant to this Award if, in the opinion of the Company’s counsel, all applicable laws, regulations and national securities exchange rules have not been complied with. Upon exercise of the Option, if requested by the Committee, you shall hold the Common Stock so acquired for investment and not with a view of resale or distribution to the public and you shall deliver to the Company a written statement satisfactory to the Company to such effect.

This Agreement may be amended only by a written agreement between you and the Company, provided that the Committee may amend the terms of this Agreement to the extent it deems appropriate to comply with applicable law. The construction and interpretation of any provision of this Agreement shall be final, conclusive and binding on all persons when made by the Committee.

You may not assign or otherwise transfer any portion of your Award to any other person and any attempt to accomplish the same shall be void. Nothing in this Agreement shall confer on you the right to continue in the employment of the Company or interfere in any way with the right of the Company to terminate your employment at any time.

In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement and the Agreement shall be enforced as if the illegal or invalid provision had not been included. All obligations of the Company under this Agreement shall be binding upon and inure to the benefit of any successor to the Company.

Except to the extent superseded by applicable federal law, this Agreement shall be construed according to the laws of the state of Louisiana, without regard to the principles of conflict of laws.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

You must sign and return a copy of this Agreement to the Company at Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, LA 70130, Attention Board of Directors. Your acknowledgement must be returned within ten (10) business days, otherwise, the Award will lapse and become null and void.

Very truly yours,

Westway Group, Inc.

/s/ Francis P. Jenkins, Jr.
By:	Francis P. Jenkins, Jr., Chairman

ACKNOWLEDGED AND ACCEPTED

/s/ James B. Jenkins
James B. Jenkins

Dated: 4/6/2012

3